Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS SECOND QUARTER FY09 RESULTS

Announces Shareholders Conference call scheduled for 1 PM PST, today, November 3, 2008

CAMARILLO, California – November 3, 2008 -- AML Communications, Inc. (AMLJ.OB) today announced results for the second quarter ended September 30, 2008.

Net sales for the quarter increased to $3.4 million, compared with $3.2 million for the same period a year earlier.  The Company reported a net profit of $173,000, or $0.02 per share, compared with a net profit of $104,000, or $0.01 per share, for the same period a year prior.

Results analysis, comparison to past performance

Revenues for the quarter were higher than the same period a year earlier due to increased bookings in our core defense business. Defense revenues increased to $3.2 million from $2.8 million for the same period last year. Revenues from the Mica-Tech subsidiary were $252,000 compared with $445,000 for the same period last year; however the subsidiary reported a profit of $36,000 for the period compared with a loss of $184,000 for the same period last year. The return to profitability is due to cost and efficiency management steps implemented during the last 12 months.

For further details please join our Conference call scheduled for 1PM PST today, November 3, 2008.

The Conference Call-In Number is: 1-888-590-2384, then enter code: 3881345#
The Call will be available for playback through the Company’s website
(http://www.amlj.com/ir.html) after 6 AM PST, Wednesday, November 5, 2008.

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.  AML’s web site is located at http://www.amlj.com and Mica-Tech’s website is located at http://www.mica-tech.com/

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements.  These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements.  Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Month Periods Ended		Six Month Periods Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007

Net sales	$3,437,000	$3,204,000	$6,697,000	$5,908,000
Cost of goods sold	1,936,000	1,823,000	3,718,000	3,368,000
Gross profit	1,501,000	1,381,000	2,979,000	2,540,000

Operating expenses:
Selling, general & administrative	730,000	736,000	1,465,000	1,521,000
Research and development	500,000	572,000	981,000	1,147,000
Total operating expenses	1,230,000	1,308,000	2,446,000	2,668,000

Income/(loss) from operations	271,000	73,000	533,000	(128,000)

Gain on settlement of debt	45,000	---	567,000	---
Other income/(Interest & other expense), net	(26,000)	(51,000)	(60,000)	(87,000)
Total other income (expense)	19,000	(51,000)	507,000	(87,000)
Income/(loss) before provision for income taxes and minority interest	290,000	22,000	1,040,000	(215,000)
Provision for income taxes	117,000	8,000	416,000	15,000
Minority Interest	---	90,000	---	288,000
Net income/(loss)	$173,000	$104,000	$624,000	$58,000

Basic earnings (loss) per common share	$0.02	$0.01	$0.06	$0.01

Basic weighted average number of shares of common stock outstanding	10,583,000	10,257,000	10,503,000	10,257,000

Diluted earnings (loss) per common share	$0.02	$0.01	$0.06	$0.01

Diluted weighted average number of shares of common stock outstanding	10,770,000	10,853,000	10,902,000	10,979,000